Exhibit 7.31

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 8, 2019 by and between Gold Partner Consultants Limited, company incorporated under the laws of the British Virgin Islands (the “Seller”) and Time Partners L.P., an exempted limited partnership registered under the laws of the Cayman Islands (the “Purchaser”).  Capitalized terms used herein shall have the meanings ascribed to them in Annex A attached hereto.

RECITALS

WHEREAS, the Seller is the holder of 775,730 American Depository Shares (“ADS”) representing 387,865 class A common shares (“Class A Common Shares”), par value US$0.01 per share, of iKang Healthcare Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”);

WHEREAS, on March 26, 2018, the Company entered into an agreement and plan of merger (as amended, the “Merger Agreement”) with IK Healthcare Investment Limited, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), and IK Healthcare Merger Limited, an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”); and

WHEREAS, the Seller desires to convert such 775,730 ADSs into 387,865 Class A Common Shares (the “Transferred Shares”) and sell such Transferred Shares to the Purchaser, and the Purchaser desires to purchase the Transferred Shares from the Seller, in each case pursuant to the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties agree as follows:

1.                                      Sale and Purchase of Shares.  At the Closing (as defined below) and subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase from the Seller, and the Seller hereby agrees to transfer, sell and deliver to the Purchaser, free and clear of all Encumbrances, all of such Seller’s right, title and interest in and to the Transferred Shares for US$41.20 per share or an aggregate amount of US$15,980,038 (the “Purchase Price”).

2.                                      The Closing.

2.1                               The closing of the sale and purchase of the Transferred Shares (the “Closing”) shall take place remotely via electronic exchange of documents and signatures on a date mutually agreed by the Purchaser and the Seller as soon as reasonably practicable following the payment of the Purchase Price by the Purchaser and the completion of the Conversion (as defined below) in accordance with Section 2.2.

2.2                               Pre-Closing and Closing Actions and Deliverables.

(a)                                 Within three (3) Business Days following the date hereof, the Purchaser shall pay or cause to be paid the Purchase Price by wire transfer of U.S. dollars in immediately available funds to a bank account of the Seller designated by the Seller.

(b)                                 As soon as practicable after the Seller’s receipt of the Purchase Price in accordance with Section 2.2(a), the Seller shall convert the 775,730 ADSs held by it to 387,865 Class A Common Shares in the Company to be held under the Seller’s name (the “Conversion”).

(c)                                  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser a copy of the updated register of members of the Company reflecting the Purchaser as the owner of the Transferred Shares.

2.3                               If the Merger Agreement is validly terminated pursuant to the terms thereof prior to the closing of the merger contemplated thereunder, the Seller and the Purchaser will take all necessary actions to cause (a) any Purchase Price already paid to the Seller pursuant to Section 2.2(a) to be returned to the Purchaser and (b) any Transferred Shares already transferred to the Purchaser pursuant hereto to be transferred back to the Seller free and clear of all Encumbrances.

3.                                      Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as of the date hereof that the Purchaser has full power and authority to enter into and perform its obligations under this Agreement, and this Agreement, when executed and delivered by the Purchaser, shall constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract applicable to the Purchaser.

4.                                      Representations and Warranties of the Seller. The Seller has full power and authority to enter into and perform its obligations under this Agreement, and, at the date of the Closing, to transfer the applicable Transferred Shares under this Agreement, and this Agreement, when executed and delivered by the Seller, shall constitute valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract applicable to the Seller, or an event that results in the creation of any lien, charge or encumbrance upon the applicable Transferred Shares.

5.                                      General Provisions.

5.1                               Successors and Assigns; Assignment.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

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5.2                               Governing Law.  Save as provided under Section 5.3 below, all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

5.3                               Dispute Resolution.  Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the HKIAC under the UNCITRAL Arbitration Rules in force when the Notice of Arbitration is submitted, as modified by the HKIAC Procedures for the Administration of Arbitration under the UNCITRAL Arbitration Rules.  The law of this arbitration clause shall be Hong Kong law.  The place of arbitration shall be Hong Kong and the number of arbitrators shall be three (3).  The arbitration proceedings shall be conducted in English.

5.4                               Further Assurances.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

5.5                               Expenses.  All fees, expenses and taxes incurred in connection with this Agreement and the transactions contemplated hereby that are required to be paid by the Seller under applicable law shall be paid by the Seller.  The ADS cancellation fee required to be paid to the ADS depositary in relation to the Conversion shall be paid by the Seller.

5.6                               Severability.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

5.7                               Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed to the party to be notified at such party’s address as separately notified to the other party.

5.8                               Amendment.  This Agreement may be amended only by a written agreement of the Purchaser and the Seller.

5.9                               Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

5.10                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by electronic mail in portable document format (“PDF”) and upon such delivery the facsimile or PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER

GOLD PARTNER CONSULTANTS LIMITED

By:	/s/ FEIYAN HUANG
Name:	Feiyan Huang
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER

TIME PARTNERS L.P.

By: Time Evergreen Capital Investment, Inc., its general partner

By:	/s/ LEE LIGANG ZHANG
Name:	Lee Ligang Zhang
Title:	Authorized Signatory

By: CTS Capital Co. Ltd, its general partner

By:	/s/ SONG ZHANG
Name:	Song Zhang
Title:	Authorized Signatory

ANNEX A

Defined Terms

(a)                                 “ADS” has the meaning set forth in the Recitals.

(b)                                 “Business Day” means a day (other than Saturdays, Sundays or statutory holidays) on which banks generally are open to the public for business in the People’s Republic of China, Hong Kong and the United States of America.

(c)                                  “Class A Common Shares” has the meaning set forth in the Recitals.

(d)                                 “Closing” has the meaning set forth in Section 2.1.

(e)                                  “Company” has the meaning set forth in the Recitals.

(f)                                   “Conversion” has the meaning set forth in Section 2.2(b).

(g)                                  “Encumbrance” means any mortgage, charge, deed of trust, lien, security interest, license, covenant not to sue, option, right of first refusal, right of first offer, or other contingent rights, easement, right of way, pledge, assessment, encumbrance or restriction of any nature whatsoever.

(h)                                 “HKIAC” means Hong Kong International Arbitration Centre.

(i)                                     “Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China.

(j)                                    “Merger Agreement” has the meaning set forth in the Recitals.

(k)                                 “Merger Sub” has the meaning set forth in the Recitals.

(l)                                     “Parent” has the meaning set forth in the Recitals.

(m)                             “PDF” has the meaning set forth in Section 5.10.

(n)                                 “Purchase Price” has the meaning set forth in Section 1.

(o)                                 “Transferred Shares” has the meaning set forth in the Recitals.

(p)                                 “UNCITRAL” means the United Nations Commission on International Trade Law.